Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

REGENERON IRELAND,

BIOMARIN PHARMACEUTICAL INC.

AND

BIOMARIN GALNS LTD.

July 29, 2014

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 29, 2014, by and between Regeneron Ireland (“Buyer”), BioMarin Pharmaceutical Inc. (“BPI”), and BioMarin GALNS Ltd. (“Seller”). Buyer, BPI, and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is the sole beneficial owner of a Priority Review Voucher (as defined below).

WHEREAS, BPI is the nominal holder of the Priority Review Voucher on behalf of Seller, its wholly-owned Affiliate.

WHEREAS, Seller, BPI, and Buyer each (i) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Priority Review Voucher and all rights, benefits and entitlements appurtenant thereto, all on the terms set forth herein (such transaction, the “Asset Purchase”) and (ii), in furtherance thereof, have adopted and approved this Agreement and, upon the terms and subject to the conditions set forth in this Agreement, have approved the Asset Purchase and the other transactions contemplated by this Agreement in accordance with all applicable Legal Requirements.

WHEREAS, Seller, BPI, and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

(a) “Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it: (i) with respect to such other Person that is a corporation, owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person, or, with respect to such other Person that is not a corporation, has other comparable ownership interest; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

(b) “Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.

(c) “Confidential Information” means (i) any and all confidential and proprietary information, including but not limited to, data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may delivered, made or communicated by a Party or its Representatives related to the subject matter hereof or otherwise in connection with this Agreement and

(ii) the terms, conditions and existence of this Agreement. “Confidential Information” will not include information that is available to the public other than as a result of a disclosure by a receiving Party or its Representatives in breach of this Agreement.

(d) “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

(e) “Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on use arising out of any Contract or Legal Requirement, or restriction on transfer.

(f) “FDA” means the United States Food and Drug Administration.

(g) “FDA Act” means the United States Federal Food, Drug, and Cosmetics Act, as amended.

(h) “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

(i) “Knowledge” means, with respect to BPI or Seller, the actual knowledge of any director or officer of Seller.

(j) “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to a Party or to any of its assets, properties or businesses. Legal Requirements shall include, with respect to BPI and Seller, any requirements relating to the Priority Review Voucher set forth in the letter from the Department of Health and Human Services to BPI, Reference ID 3454769, regarding the BLA approval for Vimzim (elosulfase alfa).

(k) “Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

(l) “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(m) “Priority Review” means a priority review of and action upon a human drug application by the FDA not later than six (6) months after the filing of such application to the FDA, as defined in the FDA Act (21 U.S.C. 360ff).

(n) “Priority Review Voucher” means the priority review voucher issued by the United States Secretary of Health and Human Services to the Seller, as evidenced in the Federal Register,

Vol. 79, No. 48, 14055-56, tracking number PRV BLA 125460, as the sponsor of a rare pediatric disease product application, that entitles the holder of such voucher to Priority Review of a single human drug application submitted under Section 505(b)(1) or Section 351(a) of the United States Public Health Service Act, as further defined in the FDA Act (21 U.S.C. 360ff).

(o) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(p) “Purchased Assets” means the Priority Review Voucher. The Purchased Assets shall include any and all rights, benefits and entitlements afforded to the holder thereof.

(q) “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person. Buyer’s Representatives shall include Sanofi and its Affiliates.

(r) “Sanofi” means Sanofi Biotechnology SAS, a French Société par actions simplifiée.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, convey, assign and deliver to Buyer at the Closing all of the Purchased Assets free and clear of all Encumbrances. BPI shall perform all actions necessary to facilitate the transfer of the Purchased Assets to Buyer.

1.3 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date of this Agreement or at such other time and place as Buyer and Seller agree upon in writing (the “Closing Date”).

1.4 Purchase Price. The total consideration to be paid by Buyer for all of the Purchased Assets shall be SIXTY SEVEN MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (U.S. $67,500,000) (the “Purchase Price”). Within one (1) Business Day of the Closing Date, Buyer shall pay the entire Purchase Price to Seller. All payments to Seller shall be made in cash by wire transfer of immediately available funds to a bank account specified by Seller in writing to Buyer prior to the applicable payment date.

1.5 Title Passage; Delivery of Purchased Assets.

(a) Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to the Purchased Assets shall pass to Buyer.

(b) Method of Delivery of Assets. Within three (3) Business Days of the Closing Date, Seller and Buyer will prepare a letter for submission to the FDA notifying the FDA of the transfer of the Priority Review Voucher.

(c) Filings; Notifications. Buyer, BPI, and Seller agree to cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment of the Purchased Assets.

1.6 Covenant. Buyer covenants that it shall not sell, transfer, assign, license, or otherwise convey the Priority Review Voucher, or the rights, benefits and entitlements arising therefrom, for a period of one (1) year from the Closing Date. Notwithstanding the foregoing, Buyer and/or any of its Affiliates and Sanofi and/or any of its Affiliates shall be permitted at any time and from time to time to sell, transfer, assign, license, or otherwise convey the Priority Review Voucher among each other within such one (1) year period; provided that, any such transferee shall not further sell, transfer, assign, license, or otherwise convey the Priority Review Voucher to any other third party during the one (1) year period mentioned above.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND BPI

Seller and BPI, on a joint and several basis, represent and warrant to Buyer, as of the Closing Date, as follows:

2.1 Organization, Standing and Power. Seller is a corporation duly organized and validly existing under the laws of Ireland. Seller has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing. Seller is not in violation of its articles of incorporation or bylaws, in each case as amended to date.

2.2 Due Authority. Seller has the corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Seller, and this Agreement has been duly executed and delivered by Seller. This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3 Noncontravention. The execution and delivery by Seller and BPI of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on any of the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles of incorporation or bylaws of Seller or BPI, in each case as amended to date, (ii) any Contract that involves or affects in any way any of the Purchased Assets or (iii) any Legal Requirements applicable to Seller, BPI or any of the Purchased Assets.

2.4 No Consents. Except for the letter referenced in Section 1.5(b), no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Seller or BPI to enter into, and to perform its obligations under, this Agreement.

2.5 Title to Purchased Assets. Seller is the sole and exclusive owner of the Purchased Assets and owns good and transferable title to the Purchased Assets free and clear of any Encumbrances. Seller has performed all actions necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets.

2.6 Contracts. Except for this Agreement, there is no Contract to which Seller or BPI is a party that involves or affects the ownership of, licensing of, title to, or use of any of the Purchased Assets.

2.7 Compliance With Legal Requirements. Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to (a) Seller’s conduct, acts, or omissions with respect to any the Purchased Assets or (b) any of the Purchased Assets. Seller has not, to its Knowledge, received any notice or other communication (whether oral or written) from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement.

2.8 Legal Proceedings. There is no pending, or to Seller’s or BPI’s Knowledge, threatened Proceeding that involves or affects (or may involve or affect) the ownership of, licensing of, title to, or use of any of the Purchased Assets. None of the Purchased Assets are subject to any order of any Governmental Entity or arbitrator.

2.9 Governmental Authorizations. Neither Seller nor BPI is required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.

2.10 Solvency. Seller and BPI are not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Seller or BPI. The remaining assets of Seller and BPI after the Closing will not be unreasonably small in relation to the business in which Seller and BPI, respectively, will engage after the Closing. After the Closing, Seller and BPI will each have the ability to pay their debts as they become due.

2.11 Revocation; Use of Purchased Assets. The Priority Review Voucher has not been revoked and there is nothing that would preclude (i) the transfer of the Purchased Assets to Buyer and, (ii) to Seller’s or BPI’s Knowledge, Buyer’s use of the Purchased Assets to obtain Priority Review or any other benefit associated with the Purchased Assets.

BPI represents and warrants to Buyer, as of the Closing Date, as follows:

2.12 Organization, Standing and Power; Authority. BPI is a corporation duly organized and validly existing under the laws of the State of Delaware. BPI has the corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of BPI, and this Agreement has been duly executed and delivered by BPI. This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of BPI, enforceable against BPI in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.13 Title to Purchased Assets. BPI has performed all actions necessary to perfect Seller’s ownership of, and its ability to transfer, the Purchased Assets.

2.14 Marketed Product. BPI has initiated marketing in the United States of the rare pediatric disease product for which the Priority Review Voucher was awarded within the 365-day period beginning on the date of the FDA approval of such rare pediatric disease product and has continuously marketed such product in the United States since its approval. The rare pediatric disease product application for which the Priority Review Voucher was awarded was not submitted by BPI to the FDA prior to the date that is 90 days after the date of enactment of the Prescription Drug User Fee Amendments of 2012.

2.15 Compliance With Legal Requirements. BPI is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to (a) BPI’s conduct, acts, or omissions with respect to any the Purchased Assets, including the transfer of the Priority Review Voucher to Seller or (b) any of the Purchased Assets. BPI has not, to its Knowledge, received any notice or other communication (whether oral or written) from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1 Organization, Standing and Power. Buyer is a corporation duly formed, validly existing and in good standing under the laws of Ireland.

3.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Noncontravention. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the organizational or governing documents of Buyer, in each case as amended to date, (b) any Contract (except as would not reasonably be expected to have a material adverse effect) or (c) any Legal Requirements (except as would not reasonably be expected to have a material adverse effect).

3.4 No Consents. Except for any consents or approvals previously obtained by Buyer, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would reasonably be expected to adversely affect the ability of Buyer to consummate the Asset Purchase.

ARTICLE IV

INDEMNIFICATION

4.1 Indemnification.

(a) Indemnification by Seller. Seller will indemnify, defend and hold Buyer and its directors, officers, employees and agents harmless for, from and against any and all Liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) arising out of any third party claims (“Claims”) resulting from (i) any material breach of Seller’s representations, warranties or obligations under this Agreement, and/or (ii) Seller’s grossly negligent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement.

(b) Indemnification by BPI. BPI will indemnify, defend and hold Buyer and its directors, officers, employees and agents harmless for, from and against any and all Liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) arising out of any third party claims (“Claims”) resulting from (i) any material breach of BPI’s representations, warranties or obligations under this Agreement, and/or (ii) BPI’s grossly negligent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement.

(c) Indemnification by Buyer. Buyer will indemnify, defend and hold Seller, BPI, and their Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Damages arising out of any Claims resulting from (i) any material breach, of Buyer’s representations, warranties or obligations under this Agreement, (ii) Buyer’s grossly negligent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement, and (iii) Buyer’s, its Affiliates’, or any subsequent transferee’s use of the Priority Review Voucher.

4.2 Indemnification Procedures. A Person entitled to indemnification pursuant to Section 4.1 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” Indemnitee shall inform Indemnitor of any Claim as soon as reasonably practicable after the Claim arises, it being understood and agreed that the failure to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually and materially prejudiced as a result of such failure to give notice. The Indemnitee will permit the Indemnitor to assume direction and control of the defense of the Claim, and, at the Indemnitor’s expense, will cooperate as reasonably requested in the defense of the Claim. The Indemnitee will have the right to retain its own counsel at its own expense. The Indemnitor may not settle such Claim, or otherwise consent to an adverse judgment in such Claim, without the Indemnitee’s prior written consent, not to be unreasonably withheld or delayed; provided, that the Indemnitor shall not require such consent with respect to the settlement of any Claim under which the sole relief provided is for monetary damages that are paid in full by the Indemnitor, which would not materially diminish or limit or otherwise adversely affect the rights, activities or financial interests of the Indemnitee, and which does not result in any finding or admission of fault by the Indemnitee.

ARTICLE V

POST-CLOSING COVENANTS

5.1 Further Assurances. The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including without limitation any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, and shall (a) furnish upon request to each other such further information,

(b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use of the Purchased Assets to obtain Priority Review. Seller and BPI shall comply with all Legal Requirements relating to the Priority Review Voucher and shall forward to Buyer any communications it receives from any Governmental Entity in respect of the Priority Review Voucher.

5.2 Nondisclosure.

(a) With respect to Confidential Information received, the Parties will (i) keep the Confidential Information confidential, (ii) not use any Confidential Information for any reason, and (iii) not disclose any Confidential Information to any Person, except in each case as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party.

(b) A Party may disclose Confidential Information only to its Representatives on a need-to-know basis.

(c) A Party will (i) enforce the terms of this Section 5.2 as to its Representatives, (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 5.2, and (iii) be responsible and liable for any breach of this Section 5.2 by it or its Representatives.

(d) If a Party becomes compelled by a court or is requested by a Governmental Entity to make any disclosure that is prohibited or otherwise constrained by this Section 5.2, such Party shall provide the disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.2. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose or that has been requested by such Governmental Entity, provided, however, that such Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.

5.3 Publicity. Notwithstanding Section 5.2, following the Closing, Seller, BPI, Buyer and Sanofi (and their Affiliates) shall have the right to issue a press release containing a description of the Asset Purchase and the Purchase Price, but Seller and BPI shall not be permitted to disclose the identity of the Buyer without the Buyer’s prior written consent, until Buyer releases such information to the public. For the avoidance of doubt, once information has been released to the public this Section 5.3 shall impose no further restrictions on the disclosure of such information.

ARTICLE VI

GENERAL PROVISIONS

6.1 Survival. Articles I, II, III, IV, V and VI shall each survive this Agreement.

6.2 Notices. Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; or (b) upon such Party’s receipt after sent by registered mail, by courier or express delivery service, in any case to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other parties hereto):

(i) if to Buyer, to:

Regeneron Ireland

Arthur Cox Building

Earlsfort Terrace

Dublin 2 Ireland

Attention: Secretary

with a copy (which shall not constitute notice) to:

Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill Road

Tarrytown, NY 10591

Attention: General Counsel

(ii) if to Seller, to:

BioMarin GALNS Ltd.

Dominion House

60 Montrose Avenue

Nassau, The Bahamas

with a copy (which shall not constitute notice) to:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attn: General Counsel

Tel: (415) 506-6700

(iii) if to BPI, to:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attn: General Counsel

Tel: (415) 506-6700

6.3 Construction.

(a) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) Except as otherwise indicated, all references in this Agreement to “Articles” and “Sections” are intended to refer to Articles and Sections of this Agreement.

6.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties hereto to the terms and conditions of this Agreement.

6.5 Entire Agreement. This Agreement, including all exhibits and schedules attached hereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof.

6.6 Assignment. No Party will have the right to assign this Agreement, in whole or in part, by operation of law or otherwise, without the other Parties’ express prior written consent. Any attempt to assign this Agreement, without such consent, will be null. Notwithstanding the foregoing, any Party may assign this Agreement without the consent of the other Parties: (a) to a third party that succeeds to all or substantially all of its assets or related business (whether by sale, merger, operation of law or otherwise); or (b) to an Affiliate of such Party. Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns.

6.7 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The Parties hereto shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.

6.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

6.10 Amendment; Extension; Waiver. Subject to the provisions of applicable law, the Parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties hereto. At any time, any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Buyer, BPI, and Seller has caused this Asset Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

REGENERON IRELAND

By:	/s/ Christine Fenimore
Name:	Christine Fenimore
Title:	Director

BIOMARIN GALNS LTD.

By:	/s/ George Eric Davis
Name:	G. Eric Davis
Title:	Managing Director

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ George Eric Davis
Name:	G. Eric Davis
Title:	SVP, General Counsel

[Signature Page to Asset Purchase Agreement]